EXHIBIT 99.1

Texas Industries, Inc. Finalizes Exchange of Its Expanded Shale and Clay Aggregates Business for East Texas Ready-Mix Concrete Business

DALLAS, March 25, 2013 (GLOBE NEWSWIRE) -- Texas Industries, Inc. (NYSE:TXI) announced today that on March 22, 2013, its subsidiaries finalized the exchange of its expanded shale and clay aggregates manufacturing business for the ready-mix concrete and aggregate distribution businesses of subsidiaries of Trinity Industries, Inc. in east Texas and southwest Arkansas.

As a result of the transaction, Texas Industries has transferred its expanded shale and clay manufacturing facilities in Streetman, Texas; Boulder, Colorado and Frazier Park, California; its DiamondPro® product line; and related assets and consideration in exchange for 42 ready-mix concrete plants stretching from Texarkana to Beaumont in east Texas and southwestern Arkansas, two aggregate distribution facilities in Beaumont and Port Arthur, Texas, $8.5 million in cash and related assets and consideration.

"This transaction continues and significantly enhances our vertical integration strategy. It also provides an opportunity to service historically strong and growing local markets from Beaumont to Southern Arkansas. The timing fits well with our upstream cement capacity additions in Central Texas," stated Jamie Rogers, TXI's Vice President and Chief Operating Officer.

Certain statements contained in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, the impact of competitive pressures and changing economic and financial conditions on our business, the cyclical and seasonal nature of our business, the level of construction activity in our markets, abnormal periods of inclement weather, unexpected periods of equipment downtime, unexpected operational difficulties, changes in the cost of raw materials, fuel and energy, changes in the cost or availability of transportation, changes in interest rates, the timing and amount of federal, state and local funding for infrastructure, delays in announced capacity expansions, ongoing volatility and uncertainty in the capital or credit markets, the impact of environmental laws, regulations and claims and changes in governmental and public policy, and the risks and uncertainties described in our reports on Forms 10-K, 10-Q and 8-K. Forward-looking statements speak only as of the date hereof, and we assume no obligation to publicly update such statements.

TXI is the largest producer of cement in Texas and a major cement producer in California. TXI is also a major supplier of construction aggregate, ready-mix concrete and concrete products.

CONTACT: T. Lesley Vines, Jr.
         Corporate Controller & Treasurer
         Direct 972.647.6722 E-mail lvines@txi.com